Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-110259

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED MARCH 4, 2004


                                  (VISHAY LOGO)


                        $500,000,000 Principal Amount of
                 3 5/8% Convertible Subordinated Notes Due 2023
                                       and
          Shares of Common Stock Issuable Upon Conversion of the Notes
                                 --------------

      This prospectus supplement relates to the resale by the selling securityholders (including their transferees, pledgees or donees or their successors) of up to $500 million aggregate principal amount of 3 5/8% Convertible Subordinated Notes due 2023 issued by Vishay Intertechnology, Inc. and the shares of common stock issuable upon conversion of the notes.

      This prospectus supplement should be read in conjunction with the prospectus dated March 4, 2004, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

      Investing in the notes or the common stock offered by the prospectus involves risks that are described in the "Risk Factors" section beginning on page 7 of the prospectus.

                                 --------------

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

            The date of this prospectus supplement is March 25, 2004.


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      The information in the table appearing under the heading "Selling
Securityholders" beginning on page 54 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus, and by superceding the information with respect to persons listed in the prospectus that are listed below.

      The following table sets forth certain information as of the date noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $21.28 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by the prospectus. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information furnished to us by the selling securityholders will be set forth in prospectus supplements to the extent required.


                                                               Other Shares of
                                                                 Common Stock
                                                Shares of        Beneficially
                                Aggregate     Common Stock       Owned Before
                                Principal       Issuable         the Offering
                             Amount of Notes      Upon          and Assumed to
                               Beneficially    Conversion          be Owned
                                Owned and        of the          Following the
Name*                            Offered         Notes**          Offering***
--------------------------   ---------------   -----------    -----------------


Context Convertible
Arbitrage Fund, LP(1)           2,800,000       131,578                    0
Context Convertible
Arbitrage Offshore, LTD(2)      5,900,000       277,255                    0
CSS, LLC(3)                     6,000,000       281,954                    0
Guggenheim Portfolio
Co. XV, LLC(4)                  1,250,000        58,740                    0
HBK Master Fund L.P.(5)        12,500,000       587,406                5,800
Lyxor/Context Fund LTD(6)         650,000        30,545                    0
National Bank of Canada(7)        900,000        42,293                    0
Ramius Capital Group(8)           750,000        35,244                    0
Ramius Master Fund, LTD(9)      1,800,000        84,586                    0
Ramius Partners II, LP(10)        300,000        14,097                    0
Ramius, LP(11)                    150,000         7,048                    0
RCG Baldwin, LP(12)               600,000        28,195                    0
RCG Latitude Master Fund,
LTD(13)                         7,700,000       361,842                    0
RCG Multi Strategy Master
Fund, LTD(14)                   1,700,000        79,887                    0
Royal Bank of Canada
(Norshield)(15)                   600,000        28,195                    0


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                                                               Other Shares of
                                                                 Common Stock
                                                Shares of        Beneficially
                                Aggregate     Common Stock       Owned Before
                                Principal       Issuable         the Offering
                             Amount of Notes      Upon          and Assumed to
                               Beneficially    Conversion          be Owned
                                Owned and        of the          Following the
Name*                            Offered         Notes**          Offering***
--------------------------   ---------------   -----------    -----------------

Univest Convertible Arbitrage
Fund II L.T.D.(16)                350,000        16,447                    0
Waterstone Market Neutral
Fund, L.P.(17)                    793,000        37,265                    0
Waterstone Market Neutral
MAC51, Ltd.(18)                 1,000,000        46,992                    0
Waterstone Market Neutral
Offshore Fund, Ltd.(19)         3,985,000       187,265                    0
Xavex Convertible Arbitrage
5 Fund(20)                        750,000        35,244                    0


-----------------------------
*     Other selling securityholders may be identified at a later date.

      Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Each selling securityholder that is a registered broker-dealer is an "underwriter" within the meaning of the Securities Act of 1933.

**       Assumes conversion of all of the holder's notes at a conversion rate of
46.9925 shares of common stock per 1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Excludes any additional shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes--Conversion Rights" in the prospectus.

***   Based on the outstanding shares of Vishay as of March 25, 2004, none of the selling securityholders would beneficially own in excess of 1% of the outstanding shares following the sale of securities in the offering.

1     Context Capital Management, LLC is the general partner of Context
Convertible Arbitrage Fund, LP. Michael Rosen and William Fertig are the managing members of Context Capital and as such have voting and dispositive power over the securities held by the fund. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein. The information set forth in the table relating to Context Convertible Arbitrage Fund, LP is as of March 12, 2004.

2     Context Capital Management, LLC acts as the investment manager for Context
Convertible Arbitrage Offshore, LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the fund on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Context Convertible Arbitrage Offshore, LTD is as of March 12, 2004.

3     Michael J. Carusillo and Clayton Struve are the managing members of CSS,
LLC and as such have voting and dispositive power over the securities held by CSS. Messrs. Carusillo and Struve disclaim beneficial ownership


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of the securities held by CSS, except for their pecuniary interest therein. CSS,
LLC is a registered broker-dealer. The information set forth in the table relating to CSS, LLC is as of March 9, 2004.

4     Ramius Capital Group, LLC acts as the investment manager for Guggenheim
Portfolio Co. XV, LLC with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund on behalf of Ramius Capital. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Guggenheim Portfolio Co. XV, LLC is as of March 3, 2004.

5     Pursuant to an investment management agreement, HBK Investments L.P. acts as the investment manager for HBK Master Fund L.P. and as such, has sole voting and dispositive power over the securities held by the fund, including the securities indicated in the table. Kenneth M. Hirsch, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar share control over HBK Investments. Messrs. Hirsch, Lebowitz, Rose, Booth, Haley and Akhtar disclaim beneficial ownership of the securities held by the fund. HBK Master Fund L.P. is an affiliate of HBK Global Securities L.P., a registered broker-dealer. The information set forth in the table relating to HBK Master Fund is as of March 15, 2004.

6     Context Capital Management, LLC acts as the investment manager for
Lyxor/Context Fund LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the fund on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund. Lyxor/Context Fund LTD is an affiliate of Societe Generale, a registered broker-dealer. The information set forth in the table relating to Lyxor/Context Fund LTD is as of March 12, 2004.

7     Context Capital Management, LLC acts as the investment manager for
National Bank of Canada with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the bank. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the bank on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the bank. National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer. The information set forth in the table relating to National Bank of Canada is as of March 12, 2004.

8     Ramius Capital Group, LLC acts as the investment manager for Ramius
Capital Group with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by Ramius Capital Group. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital Group LLC and the portfolio managers for Ramius Capital Group. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by Ramius Capital Group. The information set forth in the table relating to Ramius Capital Group is as of March 3, 2004.

9     Ramius Capital Group, LLC acts as the investment manager for Ramius Master
Fund, LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Ramius Master Fund, LTD is as of March 3, 2004.

10    Ramius Capital Group, LLC acts as the investment manager for Ramius
Partners II, LP with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Ramius Partners II, LP is as of March 3, 2004.


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11    Ramius Capital Group, LLC acts as the investment manager for Ramius, LP with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Ramius, LP is as of March 3, 2004.

12    Ramius Capital Group, LLC acts as the investment manager for RCG Baldwin,
LP with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to RCG Baldwin, LP is as of March 3, 2004.

13    Ramius Capital Group, LLC acts as the investment manager for RCG Latitude
Master Fund, LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to RCG Latitude Master Fund, LP is as of March 3, 2004.

14    Ramius Capital Group, LLC acts as the investment manager for RCG Multi
Strategy Master Fund, LTD with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to RCG Multi Strategy Master Fund, LTD is as of March 3, 2004.

15    Context Capital Management, LLC acts as the investment manager for Royal
Bank of Canada (Norshield) with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the bank. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the bank on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the bank. Royal Bank of Canada (Norshield) is an affiliate of RBC Capital Markets Corporation, a registered broker-dealer. The information set forth in the table relating to Royal Bank of Canada is as of March 12, 2004.

16    Context Capital Management, LLC acts as the investment manager for Univest
Convertible Arbitrage Fund II L.T.D. (Norshield) with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Michael Rosen and William Fertig are the managing members of Context Capital and the portfolio managers for the fund on behalf of Context Capital. Messrs. Rosen and Fertig and Context Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Univest Convertible Arbitrage Fund II L.T.D. (Norshield) is as of March 12, 2004.

17    Waterstone Capital Management, L.P. acts as the investment manager for the
Waterstone Market Neutral Fund, L.P. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Shawn Bergerson is the managing member of Waterstone Capital and the portfolio manager for the fund. Mr. Bergerson and Waterstone Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Waterstone Market Neutral Fund, L.P. is as of March 10, 2004.

18    Waterstone Capital Management, L.P. acts as the investment manager for
Waterstone Market Neutral MAC51, Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Shawn Bergerson is the managing member of Waterstone Capital and the portfolio manager for the fund. Mr. Bergerson and Waterstone Capital disclaim beneficial ownership of the securities held by


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the fund. The information set forth in the table relating to Waterstone Market
Neutral MAC51, Ltd. is as of March 10, 2004.

19    Waterstone Capital Management, L.P. acts as the investment manager for the
Waterstone Market Neutral Offshore Fund, Ltd. with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Shawn Bergerson is the managing member of Waterstone Capital and the portfolio manager for the fund. Mr. Bergerson and Waterstone Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Waterstone Market Neutral Offshore Fund, L.P. is as of March 10, 2004.

20    Ramius Capital Group, LLC acts as the investment manager for Xavex
Convertible Arbitrage 5 Fund with respect to the securities indicated in the table and as such has voting and dispositive power over the securities held by the fund. Peter Cohen, Thomas Strauss and Morgan Stark are the managing members of Ramius Capital and the portfolio managers for the fund on behalf of Ramius Capital. Messrs. Cohen, Strauss and Stark and Ramius Capital disclaim beneficial ownership of the securities held by the fund. The information set forth in the table relating to Xavex Convertible Arbitrage 5 Fund is as of March 3, 2004.

      Except as a selling securityholder, and as described above in this prospectus supplement, no selling securityholder listed in the above table has had any material relationship with us or any of our affiliates within the past three years.

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